Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 5, 2008, with respect to the consolidated financial statements of INX Inc. (which report on the consolidated financial statements expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption, effective January 1, 2006, of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, and the cumulative effect adjustment as of January 1, 2006, in connection with the adoption of SEC Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements), and with respect to the schedule included in the Annual Report on Form 10-K for the year ended December 31, 2007 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and the use of our name as it appears under the caption “Experts” in such prospectus.
/s/ GRANT THORNTON LLP
Houston, Texas
January 14, 2009